UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2017

Everspin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37900	26-2640654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1347 N. Alma School Road

Suite 220

Chandler, Arizona 85224

(Address of principal executive offices, including zip code)

(480) 347-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2017, Everspin Technologies, Inc. (“Everspin”) and Phillip LoPresti, President and Chief Executive Officer of Everspin, mutually agreed that Mr. LoPresti would resign as Everspin’s President and Chief Executive Officer effective August 31, 2017. In connection with his resignation, the Board of Directors (the “Board”) of Everspin and Mr. LoPresti anticipate that Mr. LoPresti will continue as an advisor to Everspin, and are currently negotiating a Separation and Release Agreement and Consulting Agreement, expected to be entered into in the next several days, pursuant to which Mr. LoPresti will resign as a member of the Board and receive the following benefits:

1.	Cash severance of twelve months of Mr. LoPresti’s annual base salary to be paid on Everspin’s regular payroll schedule, plus an amount equal to Mr. LoPresti’s 2017 annual target bonus, pro rated for the period of employment in 2017;

2.	Continued health care coverage for up to twelve months consistent with what Everspin currently provides, so long as Mr. LoPresti timely elects such continued coverage; and

3.	Accelerated vesting of 25,799 shares subject to outstanding stock options as though Mr. LoPresti remained an employee through August 31, 2018, and the ability to exercise all of his vested stock options for a period of twelve months following the effective date of his resignation.

Mr. LoPresti will be succeeded by Kevin Conley in the position of President and Chief Executive Officer of Everspin, effective September 1, 2017. Mr. Conley, age 51, has been serving as a member of Everspin’s Board of Directors since March 2017. Mr. Conley currently serves as an advisor and consultant with Seven Rocks LLC, which he founded as a partner in June 2016. From 2011 to June 2016, Mr. Conley served at SanDisk Corporation, as SVP & GM Client Storage Solutions and most recently as Chief Technology Officer, where he provided guidance to SanDisk’s long term technology strategy. From 2009 to 2010, Mr. Conley served as VP Engineering for Corsair Components Inc. From 1993 to 2009, Mr. Conley served in various technology development and management roles at Sandisk Corporation. Mr. Conley received his bachelor’s of science degree in electrical engineering and master’s of science degree in computer engineering from Santa Clara University. In connection with Mr. Conley’s service as a director, Everspin believes that Mr. Conley possesses specific attributes that qualify him to serve as a director, including his knowledge and experience in the technology industry, which enable him to make valuable contributions to the Board. Mr. Conley will continue to serve as a director of Everspin.

In connection with Mr. Conley’s appointment as President and Chief Executive Officer, Mr. Conley and Everspin entered into an Executive Employment Agreement, effective August 18, 2017. Pursuant to his Executive Employment Agreement, Mr. Conley will receive a base salary of $400,000 per year and be eligible for an annual target bonus equal to 65% of his annual base salary, with a guaranteed minimum of $260,000 for 2017, pro rated for the period of employment in 2017. His eligibility for such annual bonus and the amount of such annual bonus in 2018 and thereafter will be determined by the Board in its sole discretion based upon Everspin’s and Mr. Conley’s achievement of objectives and milestones to be determined on an annual basis by the Board in consultation with Mr. Conley. Mr Conley will receive a one-time sign on bonus of $50,000, which he must pay back if he resigns without good reason within 12 months of his employment start date. Mr. Conley will also receive options to purchase 400,000 shares of Everspin’s commons stock and restricted stock units for 10,000 shares of Everspin’s common stock.

Mr. Conley’s Executive Employment Agreement provides for certain severance benefits if his employment is terminated without cause or if he resigns for good reason. If Mr. Conley’s employment is terminated without cause or he resigns for good reason, and Mr. Conley signs a liability release in favor of Everspin and allows it to become effective, Mr. Conley will be entitled to: (i) continuation payments over a twelve month severance period of his twelve month base salary; (ii) payment by Everspin of COBRA premiums to continue health insurance coverage for himself and his eligible dependents for up to twelve months; and (iii) twelve months of accelerated vesting of Mr. Conley’s equity awards. In addition, if Mr. Conley’s employment is terminated without cause or he resigns for good reason within eighteen months of certain change-in-control events, the vesting of Mr. Conley’s equity awards will be fully accelerated.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, dated August 18, 2017 between Everspin Technologies, Inc. and Kevin Conley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everspin Technologies, Inc.

Dated: August 23, 2017

	By:	/s/ Jeffrey Winzeler
Jeffrey Winzeler
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Executive Employment Agreement, dated August 18, 2017 between Everspin Technologies, Inc. and Kevin Conley.